As filed with the Securities and Exchange Commission on December 13, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TYCO ELECTRONICS LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0518048
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Rheinstrasse 20
CH-8200 Schaffhausen
Switzerland
Telephone: +41 (0)52 633 66 61

(Address of Principal Executive Offices)

ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan

Equity Awards assumed pursuant to the Agreement and Plan of Merger among Tyco Electronics Ltd., Tyco Electronics Minnesota, Inc. and ADC

Telecommunications, Inc. dated July 12, 2010, as amended, issued under the

ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan,

ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan,

ADC Telecommunications, Inc. Global Stock Incentive Plan (amended and restated as of December 12, 2006),

ADC Telecommunications, Inc. 2001 Special Stock Option Plan,

Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. (2007 Restatement)

and ADC/LGC Wireless Inc. 2007 Stock Plan
(Full Title of the Plan)

Robert A. Scott

Executive Vice President and
General Counsel

Tyco Electronics Ltd.

1050 Westlakes Drive

Berwyn, Pennsylvania 19312

(Name and Address of Agent for Service)

(610) 893-9560

(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Edmond T. FitzGerald

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)
Registered Shares, par value CHF 1.55 per share	2,812,800	(1)	$56.08	(3)	$157,741,824	$11,246.99
Registered Shares, par value CHF 1.55 per share	3,824,353	(2)	$33.39	(4)	$127,695,147	$9,104.66
Total	6,637,153				$285,436,971	$20,351.65

(1)   These registered shares of Tyco Electronics Ltd. (“Tyco Electronics” or the “Company”), par value CHF 1.55 per share (“Common Shares”), represent shares underlying outstanding options granted by ADC Telecommunications, Inc. (“ADC”) prior to the merger of Tyco Electronics Minnesota, Inc. (“TE Minnesota”) with and into ADC effective December 9, 2010 (the “Merger”) to employees and directors of ADC or its subsidiaries under the ADC equity plans (listed above), which options were adjusted appropriately and assumed by Tyco Electronics pursuant to the Agreement and Plan of Merger by and among Tyco Electronics, TE Minnesota and ADC, dated as of July 12, 2010, as amended from time to time (the “Merger Agreement”) at the effective time of the Merger. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional Common Shares that become available under the foregoing equity awards in connection with changes in the number of outstanding Common Shares because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)   These Common Shares represent the remaining pool of shares available for grant under the ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan (the “ADC 2010 Plan”) that will be assumed by Tyco Electronics in connection with the Merger, adjusted appropriately to reflect the terms of the Merger.

(3)   Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of outstanding options.

(4)   Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices reported for a Common Share on the New York Stock Exchange on December 8, 2010.

(5)   Rounded up to the nearest penny.

EXPLANATORY NOTE

Pursuant to the Merger Agreement, all outstanding options to purchase shares of common stock of ADC under the ADC 2010 Plan, the ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan, the ADC Telecommunications, Inc. Global Stock Incentive Plan (amended and restated as of December 12, 2006), the ADC Telecommunications, Inc. 2001 Special Stock Option Plan, the Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. (2007 Restatement) and the ADC/LGC Wireless Inc. 2007 Stock Plan (collectively, the “ADC Plans”) were converted into, effective upon the Merger, options to purchase Common Shares (“Converted Options”), in accordance with the conversion mechanics specified in the Merger Agreement. This Registration Statement has been filed to register (i) 2,812,800 Common Shares underlying Converted Options assumed by Tyco Electronics pursuant to the Merger Agreement and (ii) 3,824,353 Common Shares representing the remaining pool of shares available for grant under the ADC 2010 Plan that will be assumed by Tyco Electronics in connection with the Merger, adjusted appropriately to reflect the terms of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the Holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2010, filed with the Commission on November 10, 2010;

(2) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (1) above; and

(3) The description of the Company’s Common Shares included in Exhibit 99.2 to the Current Report on Form 8-K filed with the Commission on June 25, 2009, although the par value of the Common Shares of the Company is now CHF 1.55 (approximately US$1.58) per share and the registered share capital is CHF 725,734,139.70 (approximately US$740,035,336.20).

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this

Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article 26 of the Articles of Association and Section F of the Organizational Regulations of the Company provide as follows:

The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former directors and officers of the Company, and their heirs, executors and administrators out of the assets of the Company from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or (ii) serving as director or officer of the Company, or (iii) serving at the request of the Company as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as director or officer.

The Company shall advance to existing and former directors and officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. Tyco Electronics may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the director or officer in question has committed an intentional or grossly negligent breach of his statutory duties as a director or officer.

The Company may procure insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania, on this 13th day of December 2010.

TYCO ELECTRONICS LTD.

By:	/s/ Terrence R. Curtin
Terrence R. Curtin
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Thomas J. Lynch	Chief Executive Officer and Director	December 13, 2010
Thomas J. Lynch	(Principal Executive Officer)

/s/ Terrence R. Curtin	Executive Vice President and	December 13, 2010
Terrence R. Curtin	Chief Financial Officer
(Principal Financial Officer)

/s/ Robert J. Ott	Senior Vice President and	December 13, 2010
Robert J. Ott	Corporate Controller
(Principal Accounting Officer)

*	Director	December 13, 2010
Pierre R. Brondeau

*	Director	December 13, 2010
Ram Charan

*	Director	December 13, 2010
Juergen W. Gromer

*	Director	December 13, 2010
Robert M. Hernandez

*	Director	December 13, 2010
Daniel J. Phelan

*	Director	December 13, 2010
Frederic M. Poses

*	Director	December 13, 2010
Lawrence S. Smith

Signature	Title	Date

*	Director	December 13, 2010
Paula A. Sneed

*	Director	December 13, 2010
David P. Steiner

*	Director	December 13, 2010
John C. Van Scoter

A Majority of the Board of Directors.

*                                         Robert A. Scott, by signing his name hereto, does sign this Registration Statement on behalf of the above-noted director or officer of Tyco Electronics Ltd. pursuant to a power of attorney duly executed by such director or officer, which has been filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Robert A. Scott
Robert A. Scott Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Tyco Electronics Ltd. in the United States, on this 13th day of December, 2010.

By:	/s/ Robert A. Scott
Robert A. Scott
Tyco Electronics Ltd.
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Articles of Association of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.1 to Tyco Electronics Ltd.’s Current Report on Form 8-K, filed December 7, 2010)

4.2	Organizational Regulations of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.2 to Tyco Electronics Ltd.’s Current Report on Form 8-K, filed June 25, 2009)

5.1*	Opinion of Bär & Karrer AG

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2*	Consent of Bär & Karrer AG (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1*	ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan

* Filed herewith.